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                       [Letterhead of Dorsey & Whitney]



                               December 4, 1996

Kid-Kart, Inc.
732 Cruiser Lane
Belgrade, Montana 59714

Dear Ladies and Gentlemen:

          We have acted as special tax counsel to Kid-Kart, Inc. in connection with the Registration Statement on Form S-4 originally filed on October 21, 1996 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the proposed merger of Kid-Kart, Inc. with and into Jay Medical, Ltd. This opinion is delivered in accordance with the requirements of
Item 601(b)(8) of Regulation S-K under the Securities Act.

          In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Proxy Statement/Prospectus included therein (the "Proxy Statement/Prospectus") and such other documents as we have deemed necessary or appropriate.

          We hereby confirm that the discussions in the Proxy Statement/Prospectus under the captions "Summary -- Certain United States Federal Income Tax Consequences" and "Certain United States Federal Income Tax Consequences" are a fair and accurate summary of the matters addressed therein, based upon current law and the facts and assumptions stated or referred to therein. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.
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Kid-Kart, Inc.
December 4, 1996
Page 2


          We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name under the captions referenced above. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                 Very truly yours,


                                 /s/ DORSEY & WHITNEY LLP